As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE RMR GROUP INC.

(Exact name of registrant as specified in its charter)

Maryland	47-4122583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Two Newton Place 255 Washington Street, Suite 300 Newton, MA (Address of Principal Executive Offices)	02458-1634 (Zip Code)

The RMR Group Inc.

Second Amended and Restated 2016 Omnibus Equity Plan

(Full title of the plan)

Matthew P. Jordan

The RMR Group Inc.

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 928-1300

(Telephone number, including area code, of agent for service)

Copy to:

Faiz Ahmad
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 North King Street
Wilmington, DE 19801
(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by The RMR Group Inc., a Maryland corporation (the “Registrant”), relating to 550,000 shares of Class A common stock, par value of $0.001 per share (the “Class A Common Stock”), issuable under The RMR Group Inc. Second Amended and Restated 2016 Omnibus Equity Plan (the “Plan”). At the 2025 Annual Meeting of Shareholders of the Registrant held on March 27, 2025, the Registrant’s shareholders approved the Plan to increase by 550,000 the total number of shares of Class A Common Stock available for grant under the Plan to 1,500,000 shares of Class A Common Stock.

This Registration Statement is filed pursuant to General Instruction E to Form S-8. Accordingly, this Registration Statement hereby incorporates by reference the contents of the registration statements on Form S-8 filed by the Registrant on March 9, 2016 (File No. 333-210029) and on March 10, 2022 (File No. 333-263413) (together, the “Prior Registration Statements”), with respect to the Plan, except as supplemented by the information set forth below.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on November 12, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with the SEC on February 5, 2025;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on December 19, 2024, January 23, 2025 and March 27, 2025; and

(d)	The description of the Registrant’s Class A Common Stock set forth in the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 3, 2015 (File No. 001-37616), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Class A Common Stock included as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 27, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) the actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of The RMR Group Inc. (“RMR Inc.”) contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide indemnification if any of the following is established:

• the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

• the director or officer actually received an improper personal benefit in money, property or services; or

• in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Further, under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

• a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

• a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The charter of RMR Inc. authorizes the corporation to obligate itself to indemnify to the maximum extent permitted under Maryland law, its present or former directors, officers, employees or agents or any individual who, while a director, officer, employee or agent of RMR Inc. serves or served at our request as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. RMR Inc.’s bylaws require RMR Inc. to indemnify, to the maximum extent permitted under Maryland law, its present or former directors and executive officers or its present or former directors or executive officers serving at RMR Inc.’s request as an executive officer or director (or equivalent) of another corporation, partnership, joint venture, limited liability company, trust or other entity.

We have also entered into indemnification agreements with our directors and our executive officers providing for contractual indemnification and procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RMR Inc. pursuant to the foregoing provisions, RMR Inc. has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on October 14, 2015)

3.2	Articles of Amendment, filed July 30, 2015 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on October 14, 2015)

3.3	Articles of Amendment, filed September 11, 2015 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 filed on October 14, 2015)

3.4	Articles of Amendment, filed March 9, 2016 (incorporated by reference to Exhibit 3.1 to the Form 8- K filed on March 11, 2016)

3.5	Articles of Amendment, filed November 14, 2022 (incorporated by reference to Exhibit 3.5 to the Form 10-K filed on November 14, 2022)

3.6	Articles of Amendment, filed December 19, 2024 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on December 19, 2024)

3.7	Fifth Amended and Restated Bylaws, adopted on June 11, 2024 (incorporated by reference to Exhibit 3.6 to the Form 8-K filed on June 11, 2024)

4.1	Form of The RMR Group Inc. Share Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed on November 2, 2015)

5.1	Opinion of Venable LLP (Filed herewith)

23.1	Consent of Deloitte & Touche LLP (Filed herewith)

23.2	Consent of Venable LLP (Contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (Included on signature page herein.)

99.1	The RMR Group Inc. Second Amended and Restated 2016 Omnibus Equity Plan (incorporated by reference to Annex A to the Registrant’s definitive proxy statement for the Registrant’s 2025 annual meeting of shareholders filed on January 16, 2025)

107	Calculation of Filing Fee Table (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 27, 2025.

THE RMR GROUP INC.

By:	/s/ Adam D. Portnoy
Adam D. Portnoy
Managing Director, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam Portnoy, Matthew P. Jordan and Jennifer B. Clark, and each of them, his, her or their true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him, her or their and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Adam D. Portnoy
Adam D. Portnoy	Managing Director, President and Chief Executive Officer (principal executive officer)	March 27, 2025

/s/ Matthew P. Jordan
Matthew P. Jordan	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	March 27, 2025

/s/ Jennifer B. Clark
Jennifer B. Clark	Managing Director, Executive Vice President, General Counsel and Secretary	March 27, 2025

/s/ Ann Logan
Ann Logan	Independent Director	March 27, 2025

/s/ Rosen Plevneliev
Rosen Plevneliev	Independent Director	March 27, 2025

/s/ Jonathan Veitch
Jonathan Veitch	Independent Director	March 27, 2025

/s/ Walter C. Watkins, Jr.
Walter C. Watkins, Jr.	Independent Director	March 27, 2025